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                                                                  EXHIBIT (8)(d)

                               A G R E E M E N T


         AGREEMENT dated _________________, 1991, by and between Merrill Lynch Life Insurance Company ("Merrill Lynch Life"), a State of Washington corporation, on its own behalf and on behalf of Merrill Lynch Life Variable Annuity Separate Account (the "Variable Annuity Accounts"), and Merrill Lynch Variable Series Funds, Inc. (the "Company").


                              W I T N E S S E T H:

         WHEREAS, the Variable Annuity Account is a separate account established and maintained by Merrill Lynch Life pursuant to the laws of the State of Washington for variable annuity contracts issued or reissued by Merrill Lynch Life;

         WHEREAS, the Variable Annuity Account is to be registered as an open-end management company organized as a series fund under the Investment Company Act;

         WHEREAS, the Company is registered as an open-end management company organized as a series fund under the Investment Company Act;

         WHEREAS, the Company is now comprised of eight funds but may add additional funds;

         WHEREAS, to the extent permitted by applicable insurance laws and regulations, Merrill Lynch Life intends to purchase shares of such funds as are authorized by the Company on behalf of the Variable Annuity Account to fund benefits under the variable annuity contracts;

         NOW, THEREFORE, Merrill Lynch Life and the Company hereby agree as follows:

                 1. Merrill Lynch Life shall pay for the costs of printing the Company's semi-annual and annual shareholder reports and prospectuses.

                 2. On each day on which the net asset value of the shares of any portfolio of the Company is required to be calculated pursuant to the requirements of the Investment Company Act, the Company shall provide Merrill Lynch Life with the net asset values of such funds by 5:00 p.m. (New York time). The Company shall also provide Merrill Lynch Life with daily reports of interest and dividend income and realized capital gains and losses for each portfolio. This information shall also be provided by 5:00 p.m.





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(New York time) on each day on which such net asset value is calculated.

                 3. A redemption of the Company's shares shall be settled regular way.

                 4. This Agreement shall remain in effect until terminated by the mutual written consent of the parties hereto.

                 5. This Agreement shall be subject to the provisions of the Investment Company Act, the Securities Act of 1933 and the Securities Exchange Act of 1934 and the rules, regulations and rulings thereunder, including such exemptions from those statutes, rules and regulations as the Securities and Exchange Commission may grant, and the terms hereof shall be interpreted and construed in accordance therewith.

                 6. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                                        MERRILL LYNCH LIFE INSURANCE COMPANY



                                        By:
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Attest:
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                                        MERRILL LYNCH VARIABLE SERIES FUNDS,
                                          INC.


                                        By:
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Attest:
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